EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

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EXHIBIT A:
Item 77K.  Changes in Registrant's Certifying Accountant.

On May 20, 2002, the Audit Committee of the Board of
Trustees of Driehaus Mutual Funds (the "Trust") recommended a change in auditors to the Trust's Board of Trustees. The Board of Trustees on May 20, 2002 approved the engagement of Ernst & Young LLP ("Ernst & Young") to serve as the Trust's independent public accountants and authorized the termination of Arthur Andersen LLP ("Andersen") as the Trust's independent public accountants, effective immediately. Andersen had been the Trust's independent public accountants since the Trust's inception in 1996.

Andersen's reports on the financial statements of the Funds for the two most recent fiscal years ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Trust's two most recent fiscal years ended
December 31, 2001 and the subsequent interim period through May 20, 2002, there were no disagreements between the Trust and Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports on the Trust's consolidated financial statements for such years; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Pursuant to Item 304(a)(3) of Regulation S-K, the Trust requested Andersen to furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Andersen agrees with the above statements. Andersen advised the Trust that, as of July 2002, Andersen was no longer in a position to provide the letter required by Item 304 of Regulation S-K relating to changes in auditors. Andersen notified the SEC staff of this position.

During the Trust's two most recent fiscal years ended
December 31, 2001 and the subsequent interim period through May 20, 2002, the Trust did not consult with Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trust's financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.